Exhibit 99.1
[BB&T Insurance Services, Inc. Letterhead]

Cooper, Love, Jackson, Thornton & Harwell
4400 Harding Pike, Suite 400
P. O. Box 139 (37202-0139)
Nashville, TN 37205
(615-) 292-9000
Fax (877) 767-7417
January 6, 2011
Mr. Robert McCabe
Chairman of the Board
Mr. Terry Turner
President, Chief Executive Officer
Pinnacle Financial Partners
211 Commerce Street, Suite 300
Nashville, TN 37201
Dear Rob and Terry,
     Having been part of Pinnacle’s initial organizing group with you (even before we had a name!) has been a tremendous honor for me. The ability to participate in the growth of such a tremendous and well respected organization has been extremely insightful and rewarding, so thank you for including me on the team.
     2011 is beginning with a good opportunity for growth for me personally in the BB&T world, and my responsibilities may well cause me to be in a challenging situation with two institutions that I have served professionally and objectively with equal dedication, so I think it is best that I step down from the Board of Directors at Pinnacle. Both organizations have flourished in the last 10 years so my Board involvement with Pinnacle is a personal challenge brought on by the achievement of success by all parties.
     As a result of the foregoing, I hereby submit my resignation from the Board effective immediately.
     The Board and Management leadership that is in place at Pinnacle has my complete confidence as you maintain the focus of driving shareholder value-counting on it! Here is wishing the very best to the Pinnacle team for 2011 and beyond.
Sincerely,
/s/ Clay T. Jackson
Clay T. Jackson, CPCU
Sr. Vice President, Regional Agency Manager
BB & T – Cooper, Love, Jackson,
            Thornton & Harwell
CTJ/njp